EXHIBIT 99

First Citizens Bank Acquires Temecula Valley Bank

RALEIGH, N.C., July 17, 2009 (GLOBE NEWSWIRE) -- First Citizens Bank, the primary subsidiary of Raleigh-headquartered First Citizens BancShares (Nasdaq:FCNCA), has entered into an agreement with the Federal Deposit Insurance Corporation (FDIC) effective today to purchase substantially all the assets and assume the majority of the liabilities of Temecula Valley Bank of Temecula, Calif. The FDIC serves as Receiver of the institution.

Deposits are being assumed by First Citizens Bank with no losses to any depositor. Temecula Valley Bank's 11 full-service branches in Southern California will open Monday, July 20, at their usual times as branches of First Citizens Bank.

"We welcome customers of Temecula Valley Bank to the First Citizens family and assure them that their deposits are safe, sound and readily accessible," said Frank Holding Jr., Chairman and Chief Executive Officer of First Citizens Bank. "Throughout our 111-year history, our bank has been recognized for its stability and its focus on asset quality, liquidity and strong capitalization. We look forward to continuing to build strong relationships in Southern California."

First Citizens Bank was selected to complete this transaction through a competitive bidding process. The purchase complements the offices operated by BancShares' IronStone Bank franchise in San Diego County (San Diego, Solana Beach and La Jolla) and Orange County (Newport Beach, Rancho Santa Margarita and Mission Viejo).

At March 31, 2009, Temecula Valley Bank reported total assets of $1.5 billion, loans of $1.1 billion and total deposits of $1.3 billion. Under the terms of the agreement, First Citizens Bank has the option to purchase any owned bank premises, or to assume the leases on any or all of the banking offices. The loans and other real estate owned by Temecula Valley Bank purchased by First Citizens are covered by a loss share agreement between the FDIC and First Citizens which provides protection against losses to First Citizens Bank.

The agreement only covers the assets and liabilities of Temecula Valley Bank. Assets, liabilities and common stock of Temecula Valley Bank's former parent company, Temecula Valley Bancorp Inc., have not been purchased or assumed by First Citizens Bank.

Over the weekend, customers will continue to have access to their funds through debit cards, checks and online banking. Customers should bank as they normally do at their existing branches until First Citizens consolidates its operating systems and integrates the loan and deposit records of Temecula Valley Bank. Depositors may withdraw their CD deposits without penalty until maturity.

Temecula Valley customers with questions about the transaction or about First Citizens Bank can call toll free 1.800.586.2351. For more information about First Citizens, visit firstcitizens.com.

About First Citizens

First Citizens BancShares Inc. has $17.2 billion in assets. BancShares' banking subsidiaries, First Citizens Bank and IronStone Bank, provide a broad range of financial services to individuals, businesses, professionals and the medical community through a network of 410 branch offices, telephone banking, online banking and ATMs. BancShares is one of Forbes' Platinum 400 Best Big Companies in America.

Founded in 1898, First Citizens Bank today operates 354 branches in North Carolina, Virginia, West Virginia, Tennessee, Maryland and Southern California. The bank has received multiple national awards for customer satisfaction, sustained profitability and overall stability and security, including a five-star superior ranking by independent banking rating firm BauerFinancial Inc. of Coral Gables, Fla. (Bauerfinancial.com) and Greenwich Excellence Awards for Business Banking. IronStone Bank serves customers at 56 offices in 12 states, including nine branches in California.

CONTACT:  First Citizens Bank
          Barbara Thompson
          919.716.2716